UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2021

Superior Energy Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34037	75-2379388
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 Louisiana Street, Suite 2900

Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

(713) 654-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
NONE	NONE	NONE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (e)    On March 22, 2021, Superior Energy Services, Inc. (the “Company”) announced that David Dunlap, the Company’s president and chief executive officer and a member of its board of directors, and Westy Ballard, the Company’s executive vice president, chief financial officer and treasurer, had each resigned from all positions with the Company effective March 16, 2021 (the “Resignation Date”). Mr. Dunlap and Mr. Ballard resigned from the Company to pursue other opportunities and their departures are not related to any disagreements regarding financial disclosures, accounting matters or other business issues. Each of Mr. Dunlap and Mr. Ballard have entered into a waiver and release agreement which contains, among other things, a release of claims and an acknowledgment that the individuals will continue to be bound by the terms of their existing restrictive covenant agreements with the Company contained in their respective employment agreements, and an acknowledgment that each will receive predetermined amounts under such employment agreements, provided that such individual does not subsequently revoke his waiver and release agreement, as follows: (i) the executive’s base salary through the date of termination, earned and vested benefits under Company long-term incentive and employee benefit plans and programs, and medical or other welfare benefits required by law or the applicable plan (including payment of the executive’s accrued deferred compensation and supplemental retirement plan benefits, as applicable, and the payments, if any, earned under the executive’s previously-disclosed 2018 and 2019 performance share unit awards, provided that any payment under the 2019 performance share unit award will be pro-rated for the portion of the performance period elapsed prior to termination); (ii) a lump sum payment equal to (x) two times the sum of the executive’s annual salary plus target annual bonus, and (y) the executive’s pro-rated target annual bonus for the year of termination, the payments in this clause (ii) resulting in a lump sum cash payment to Mr. Dunlap and Mr. Ballard of approximately $3.7 million and $1.7 million, in each case minus required witholding and deductions, respectively; and (iii) Company-paid healthcare continuation benefits for up to 24 months for the individual and the individual’s spouse and family.

(c)    On March 18, 2021, Michael Y. McGovern, the chairman of the Company’s board of directors, was appointed executive chairman and effective as of the Resignation Date assumed the functions of the Company’s principal executive officer on an interim basis until Mr. Dunlap’s successor is identified, and James Spexarth, the Company’s chief accounting officer, effective as of the Resignation Date was appointed to also serve as interim chief financial officer of the Company.

Michael Y. McGovern, 69, is currently the Executive Chairman of the Company. Mr. McGovern also serves as a director of Cactus, Inc., ION Geophysical Corporation, and Nuverra Environmental Solutions, Inc. Mr. McGovern also served as a director of GeoMet, Inc., an independent energy company, from September 2010 until December 2018 and has more than 40 years of experience in the energy industry having served as a director and an executive at multiple public and private companies.

A description of Mr. Spexarth’s positions with the Company, business experience and certain biographical information is set forth in the Company’s Form 10-K/A for fiscal year ended December 31, 2019 filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 11, 2020, which information is incorporated by reference herein.

Neither Mr. McGovern nor Mr. Spexarth have any family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. The Company is not aware of any related transactions or relationships between Mr. McGovern or Mr. Spexarth, on the one hand, and the Company, on the other, that would require disclosure under Item 404(a) of Regulation S-K. Mr. McGovern was appointed to the Company’s board of directors in accordance with the Stockholders’ Agreement by and among the Company and its stockholders party thereto, dated as of February 2, 2021 and previously filed as Exhibit 10.3 on Form 8-K filed with the SEC on February 2, 2021. There are no arrangements or understandings between Mr. Spexarth and any other persons pursuant to which Mr. Mr. Spexarth was selected as an officer of the Company.

Item 7.01. Regulation FD Disclosure.

On March 22, 2021, the Company issued a press release announcing Mr. Dunlap’s and Mr. Ballard’s resignation from the Company and Mr. McGovern’s and Mr. Spexarth’s appointment as executive chairman and interim chief financial officer, respectively. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01, including in Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

99.1	Press Release, dated March 22, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Superior Energy Services, Inc.

Date: March 22, 2021	By:	/s/ William B. Masters
William B. Masters
Executive Vice President, General Counsel and Secretary